                                                                   EXHIBIT 10.15

PRIVATE AND CONFIDENTIAL.
-------------------------

August 24, 1998
Craig Rennick

Dear Craig:

                        RE: EMPLOYMENT WITH MEDIA SYNERGY
                        ---------------------------------

Further to our discussions, the following terms and conditions comprise your employment agreement with Media Synergy hereinafter referred to as "The Company" or "MEDIA SYNERGY".

1.01 The Company shall employ you and you shall serve the Company in the position of Vice President of Sales for an indefinite period commencing August 24, 1998 subject to termination of employment pursuant to
         Article 8 herein.

2.01 You will be compensated in accordance with the attached Addendum "A" titled "COMPENSATION PLAN", as it may be amended annually or from time to time at the Company's discretion and with or without prior notice to you. The Company shall be entitled to withhold from amounts to be paid to you any federal, state or local withholding or other taxes, payroll deductions, or other charges which it is from time to time required to withhold.

3.01 During the term of this Agreement, you shall perform such duties and exercise such powers as may be necessary to properly fulfill the position of Vice President of Sales, as outlined or required by the Company. The Company reserves the discretion to amend, alter, or change your job duties as it sees fit.

3.02 You shall serve the Company faithfully and to the best of your ability and, during the term of your employment by the Company, shall devote your full working time, attention, and ability to the business affairs of the Company.

3.03     You shall make such reports as the Company requests.

3.04 You shall voluntarily disclose any non-confidential information received in the course of providing your services to the Company which would be of significant interest to the Company's sphere of business activity in the area of multimedia email communication software.

3.05 While employed by the Company, you shall not disclose to anyone or entity outside the company any information provided to you by the Company which would impede or reduce the Company's ability to operate its business profitably. Specifically, unless you first secure written consent from the Company, you shall not disclose or use at any time either during or for a period of three (3) years subsequent to said employment, any secret or confidential information of the Company or clients of the Company of which you become informed during the employment, whether or not developed by you, except as required in your duties to the Company. For the purposes of this Agreement, confidential information shall include the names or any other information about the Company's customers or suppliers and any fact, information, documentation, knowledge, data, know how, property, material and work, not generally available to or generally known by the public, which is owned, possessed or controlled by the Company or any person associated or affiliated therewith. Confidential information shall also include any such fact, information, documentation, knowledge, data, know how, property, material and work relating to research and development, experimentation, computer software programs, inventions, innovations, improvements, formulae, processes, business plans, financial information, trade secrets, computer based systems, data storage in a computer, any computer readable media, product plans, marketing strategies and names or other information about the Company's customers, suppliers or employees Confidential Information shall not include any information which; (i) is or becomes publicly available through no act of you, (ii) is rightfully received by you from a third party without restrictions, or (iii) is independently developed by you.

3.06 The Company has a proprietary interest in all information or property relating to the business of affairs of the Company, except information which is in the public domain. At the expiry of your employment with the Company or at any other time that Company so requests, you shall return or cause to be returned to the Company all tangible property of the Company and you shall not retain any copies of such property.

3.07 It is a term of the Agreement that you sign a copy of the Agreement for Assignment of Inventions attached hereto.

3.08     Absence of Prior Agreements.
         You represent as follows:
         (a) You entering into employment with the Company under this Agreement does not constitute a breach of any contract, agreement or understanding and you are free to execute this Agreement and to enter into the employ of the Company.

         (b) You are not bound by the terms of any agreement with any previous employer or other party (a) to refrain from using or disclosing any trade secret, confidential, or proprietary information of such previous employer or other party in the course of your employment with the Company or (b) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

4.01 You agree that during your employment with the Company and for a period of eighteen (18) months after your employment with the Company ends for whatever reason, you shall not solicit, endeavor to entice away from the Company or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company or any person or entity who is, or was within the then most recent twelve (12) month period a customer, client or prospective client of the Company. For purposes of this agreement a prospective client is one that a representative of Media Synergy has made a proposal to during the twelve (12) months proceeding the date of termination. For further clarity the above clause does not restrict you from approaching contacts/customers with products/services which are not competitive with the products and services sold by the Company.

4.02 You agree that during your employment with the Company and for a period of eighteen (18) months after your employment with the Company ends for whatever reason, you will not, without the advance written consent of the Company, directly or indirectly engage in any activity or which is directly competitive with that of the Company or any of its subsidiaries or affiliates in any province of Canada or any state in the United States of America where the Company is engaged in business at the time your employment with the Company ceases.

5.01 You will be entitled to annual vacation in accordance with Company policy.

5.02 You will be eligible to participate in the Company's benefit program. The Company reserves the right to amend, alter, change or end any or all benefits at its discretion and with or without prior notice to you.

6.01     You will be entitled to holidays observed by the Company.

7.01 Should you be required to use your personally owned vehicle for purposes of undertaking business on behalf of MEDIA SYNERGY, you will be reimbursed in accordance with the standard rates established for the period. You will be reimbursed for your out-of-pocket expenses incurred on behalf of the Company. All claims for travel and expense reimbursement must be submitted on a timely basis and be clearly identified and supported by original receipts. The Company reserves the right to determine what is or what is not a compensable expense.

8.01 We expect this agreement for provision of your services to prove to be satisfactory to both parties. However, in the event that your services must be terminated for any reason, the following will apply:

         Your employment may be terminated:
         (a) without cause, notice, compensation in lieu of notice or severance pay at any time during the first three (3) months of your employment, or in the event the Company has just cause to terminate your employment. For the purposes hereof, the Company shall determine in its sole discretion whether "just cause" exists as defined in (i), (ii), (iii) or (iv) below:

                  (i) being convicted of a criminal offense involving or relating to the property or affairs of the Company;

                  (ii) being guilty of grave misconduct with the Company reasonably determines has materially harmed the Company or any of its affiliates; or

                  (iii) a refusal to follow lawful and proper directions of your supervisor or manager, after written notice of that refusal and a reasonable opportunity to comply therewith;

                  (iv) failure to meet reasonable performance objectives or standards after written notice of the requirement which have been agreed to by you.

         (b) at any time, at your option, by providing two weeks prior written notice to the Company of your effective date of resignation, or

         (c) without just cause, at the opinion of the Company upon providing written notice to you equal to the period described as follows:

                  Notice equal to the aggregate of one week plus one further week for every full year of service with the Company as at the date of your dismissal.

                  It is agreed that the Company may pay you compensation in lieu of providing you with the aforesaid notice by paying you an amount equal to your salary, and providing your benefits that would otherwise have been paid over the aforesaid period of notice.

8.02 In the event that you receive the payments and benefits described in paragraph 8.01 herein, you hereby release and forever discharge the Company and its officers, directors, employees, shareholders and agents from any and all actions, causes of action, claims and demands whatsoever arising from your employment with the Company and the termination of that employment.

9.01 You understand that if you violate any provisions of this agreement relating to Confidential Information or to your duty to cooperate in matters relating to protection of intellectual property, the Company will suffer immediate and irreparable injury. If you violate any of such provisions, you agree that, in addition to any other remedies that may apply, your strict compliance with Agreement should be ordered by a court of competent Jurisdiction and Company is therefore entitled to preliminary and final injunctive relief to enforce this Agreement.

10.01 In the event that, notwithstanding the foregoing, any part of the provisions set forth in this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provisions relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the agreed upon time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

11.01 It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising or harmful situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

         (a) CONFIDENTIAL INFORMATION: Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy, whether or not for personal gain and whether or not harm to the Company is intended.

         (b) GIFTS: Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

         (c) CIVIC OR PROFESSIONAL ORGANIZATIONS: Participating in civic or professional organizations that might involve divulging confidential information of the Company.

         (d) PERSONAL RELATIONSHIPS: Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

         (e) HARASSMENT: Initiating or approving any form of personal, sexual, or social harassment of employees, customers, suppliers or anyone else.

         (f) OUTSIDE INVESTMENT OR INVESTMENTS: Investing or holding an ownership interest or outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

         (g) BORROWING AND LENDING: Borrowing from or lending to employees, customers or suppliers.

         (h)      REAL ESTATE: Acquiring real estate of interest to the Company.

         (i) OTHER INFORMATION: Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

         (j) COMPETITORS: Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

         (k) ILLEGAL AGREEMENTS: Making any unlawful agreement with distributors, competitors or their employees.

         (l) COMPANY PROPERTY: Improperly using or authorizing the use of any property of the Company or any other thing or property that is owned by person or entity.

         (m) GENERAL CONDUCT: Engaging in any conduct which is not in the best interest of the Company.

         (n) FOREIGN PAYMENTS: Making any unlawful agreement with or payment to any domestic or foreign government official or corporate representative.

         (o) HEADINGS: The headings used herein are for the convenience of the parties only and shall not be used to define, enlarge or limit any term of this Agreement.

         Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

12.01 You hereby agree that because of the nature of Company's business, the restrictions contained in this letter are reasonable and necessary in order to protect the legitimate interest of the Company.

13.01 No waiver of any provision of this agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this agreement at such time or will be deemed a valid waiver of such provision at any other time.

14.01 Construction and interpretation of this agreement shall at all times and in all respects be governed by the laws of the Province of Ontario, Canada.

14.02 This agreement shall be binding upon, and shall inure to the benefit of, the Company and you, and their respective heirs, personal and legal representatives, successors and assigns.

14.03 This letter and the attached Addendum titled "Compensation Plan" constitutes the entire agreement between you and the Company. It is agreed and acknowledged that there are no representations. oral or written warranties or covenants upon which the two parties are relying in reaching this agreement, outside of the terms contained within this letter and the attached Compensation Plan. All prior agreements relating to your employment are superseded by this letter of agreement. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.

This letter is being provided to you in duplicate and we would appreciate return of one (1) copy of this letter indicating your acceptance of the terms and conditions.

Yours very truly,





Jessica Gelberg
Human Resources Manager


ACCEPTED AND AGREED TO THIS 2nd DAY OF September, 1998.


  /s/ Craig Rennick
--------------------------------
      CRAIG RENNICK

                     AGREEMENT FOR ASSIGNMENT OF INVENTIONS


If I should be employed to perform services for Media Synergy or any Media Synergy division, affiliate, subsidiary or associate company or any successor in business of any of the foregoing, then, in consideration of such employment and the wages and salary to be paid to me, and regardless of the duration of such employment, I hereby agree to perform to the best of my ability all duties required of me from time to time by my employer, and I agree to comply strictly with all the conditions herein set forth. For the purposes of these conditions, Media Synergy or its division, affiliate, subsidiary, associate company or successor in business of any of the foregoing by which I may be employed or to which from time to time I may be transferred, shall deemed to be the "Employer".


--------------------------------------------------------------------------------

                                    PART ONE

1. ASSIGNMENT - I agree to assign to the Employer, it's successors, assigns or nominees, all my rights to inventions, improvements and developments, patentable or unpatentable, including the right to invoke the benefit of the right of priority provided by the International Convention for the Protection of Industrial property, as amended, or by a Convention which may hereafter be substituted for it and to invoke and claim such right or priority without further written or oral authorization, which, during the period of my employment by the Employer or by its predecessors or successors in business or by any associated company. I have made or conceived or hereafter may make or conceive, either solely or jointly with others: (a) with the use of the Employer's time, materials or facilities; or (b) resulting from or suggested by my work for the Employer; or (c) in any way appertaining to any subject matter related to the existing or contemplated business, products and services of (i) Media Synergy, its affiliate, subsidiary or associate company by which I am employed, (ii) any other Media Synergy division, affiliate, subsidiary or associate company in the same field of business, products or services and (iii) any other Media Synergy division, affiliate, subsidiary or associate company, to which I may be exposed in the course of my employment.

2. DISCLOSURE - I agree to make and maintain adequate and current written records of all inventions, improvements, and developments in the form of notes, sketches, drawings, or reports relating thereto: which records shall be and remain the property of and available to the Employer at all times and I agree promptly to disclose to the Employer all such inventions, improvements and developments.

3. EXECUTION OF DOCUMENTS - At any time requested by the Employer, either during employment or after termination thereof, and without charge to the said Employer, but at its expense, I agree to execute, acknowledge and deliver all such further papers, including applications for patents, and to perform such other lawful acts as, in the opinion of said Employer, may be necessary to obtain or maintain patents for such inventions in any and all countries and to vest title thereto in the Employer, its successors, assigns or nominees.

4. TERMINATION - Upon termination of my employment, I agree to return to the Employer all property of the Employer of which I have had custody, including delivery to the Finance Department of all notebooks and other data relating to research or experiments conducted by me or any inventions made by me, and to make full disclosure relating to such research, experiments or inventions relating to the products, processes or methods of manufacture of the Employer or otherwise covered by this agreement.

5. PRIOR INVENTIONS - If, prior to the date of execution hereof, I have made or conceived any unpatented inventions, improvements or developments, whether patentable or unpatentable, which I desire to have excluded from this Agreement, I have written below a complete list thereof

6.. COMPLIANCE NOT CONTINGENT UPON ADDITIONAL CONSIDERATION - I have not been promised, and I shall not claim am additional or special payment for compliance with the covenants and agreements herein contained.

7. SEVERABILITY - I agree that the unenforceability or inapplicability of any one or more phases and/or provisions of this Agreement and Covenant shall not affect the remaining provisions of this Agreement and Covenant or any part thereof.

I have read or have had read to me, and have full knowledge of and understand the aforementioned Agreement

                           Employee Name: Craig Rennick
                                         ---------------------------------------
                           Employee Signature: /s/ Craig Rennick
                                              ----------------------------------
                           Witness (Media Synergy employee): /s/ Wilson Lee
                                                           ---------------------
                           Date:  September 2, 1998
                                ------------------------------------------------


--------------------------------------------------------------------------------

                                    PART TWO

List any unpatented inventions, improvements and developments whether patentable or unpatentable made or conceived prior to the date of execution herewith which you desire to have excluded from the foregoing Agreement. Note: If none, state "none". Also, it is necessary to record issued patents, pending patent applications or prior inventions previously assigned or agreed to be assigned to others.



Employee Signature: /s/ Craig Rennick
                   ------------------------------

                         ADDENDUM A - COMPENSATION PLAN


--------------------------------------------------------------------------------
POSITION         Vice President of Sales
--------------------------------------------------------------------------------
BASE             $100,000 annually
--------------------------------------------------------------------------------
BONUS            Discretionary Bonus: $10,000 annually, payable in quarterly installments, commencing after completion of 90 day probationary period if certain non-revenue based milestones are achieved e.g. building direct sales force team, establishment of a U.S. based sales presence

                 Revenue Bonus: $40,000 annually, payable at the end of July 31, 1999 fiscal year if:

                 1. Aggregate revenue of $5.0 million for fiscal year is achieved. Accelerator of $25,000 paid if revenues exceed $5.0 million target.

                 For purposes of this agreement actual sales shall be
                 defined as sales which are recognizable for financial
                 reporting purposes in accordance with Generally
                 Accepted Accounting Principals, as determined by the
                 Company's auditors.
--------------------------------------------------------------------------------
STOCK OPTIONS    300,000 Common shares to be vested evenly over 4 years
                 commencing the first date of employment. Strike price to be at
                 $0.185 per share (50% of the latest financing price of $0.37 per share).
--------------------------------------------------------------------------------
SHAREHOLDER      Upon exercise of any stock options you will
AGREEMENT        be required to sign and comply with the Company's
                 standard shareholder's agreement.
--------------------------------------------------------------------------------
RRSP MATCHING    RRSP matching of $1,000 prorated from commencement of
                 employment to July 31, 1998.
                 For example, assuming first date of employment is
                 January 1, 1998 then the RRSP entitlement would be (7 1/2 mths
                 * $1,000) = $583
--------------------------------------------------------------------------------
BENEFITS         Standard employee benefits after 3 months probation.
                 Reimbursement of monthly parking charges.
--------------------------------------------------------------------------------
VACATION         3 weeks plus statutory holidays.
--------------------------------------------------------------------------------
REVIEWS          Compensation to be reviewed by Compensation Committee
                 annually. First review no later than August, 1999.
--------------------------------------------------------------------------------

Media Synergy, Inc.                         Craig Rennick


Signed: /s/ Wilson Lee                      Signed: /s/ Craig Rennick
       -------------------------------             -----------------------------

Name Printed: Wilson Lee                    Name Printed: Craig Rennick
             -------------------------                   -----------------------

Date: September 2, 1998                     Date: September 2, 1998
     ---------------------------------           -------------------------------

Mr. Craig Rennick
Vice President Sales
Media Synergy

May 6, 1999


Dear Craig,

It is my pleasure to inform you that the compensation committee has accepted the proposed changes to your compensation plan. The changes will take effect May 1, 1999 except for the commission calculation which will be calculated as at February 1, 1999. In addition the compensation committee has added two marquee account bonuses to your compensation plan. A bonus of $5,000 Cdn for Multiple Zones and a bonus of $10,000 Cdn for the signing of CNET. Since Multiple Zones is now a client you will be paid your $5,000 bonus on the next-pay period. Congratulations !

The section below outlines your current compensation and your new compensation plan. Please note that the revenue target for the period Feb 99 to July 99 has been reduced to $800k from $1.1 million for purposes of calculating your sales commission and team bonus commission.

CURRENT COMPENSATION

Base Salary                           100,000
Discretionary Bonus                    10,000
Revenue Bonus (l)                      40,000
Revenue Accelerator Bonus (2)          25,000

Stock Options                         300,000 strike price $0.185/share.

(1)  Payable if revenues of $5 million achieved as at July 31, 1999.
(2) Payable in addition to $40k bonus if revenues as at July 31, 1999 exceed $5 million.

NEW COMPENSATION

Base Salary                                          100,000

Commission on total revenue up to target             1.25%
Commission on revenue in excess of target (3)        2.25%

Team Bonus (4)                                       $22,500
Multiple Zones Bonus                                 $ 5,000
CNET Bonus                                           $10,000

Stock Options:

Existing                            300,000 strike price $0.185/share
Additional                          200,000 strike price $0.37/share

(3) Revenue target for the period Feb 99 to July 99 = $0.8 million.
(4) Payable if target revenue of $0.8 million achieved for period Feb 99 to July 99.

As always your compensation plan is confidential and should not be shared with anyone within the Company. I want to thank you for your continued support and commitment to Media Synergy.

Yours truly,



Wilson Lee
Chief Operating Officer

MEDIASYNERGY

October 7, 1999

To: Craig Rennick

Re: 2000 Compensation



Effective August 1, 1999 to July 31, 2000 your total compensation package will include the following components.

                                                   Target
                                                   ------
Base Salary                                    $ 125,000
Performance Bonus                              $  25,000
Super Marquee Bonus                            $  50,000
Commission                                     $  50,000
                                               ---------
Total                                          $ 250,000

-  Options will be granted annually at the discretion of CEO.

Performance Bonus: (Format is subject to change)

- 50% on corporate targets paid annual - Target bonus is $12,500 with 60% weight on Revenue and 40% weight on EBITDA targets. The range will be applied to the scale below.
- 50% on personal objectives paid quarterly - $3125 per quarter based on instituting:
-      sales automation,
-      sales knowledge and skill transfer process,
-      reusable sales training process,
-      market intelligence process,
-      revenue forecasting process

Super Marquee Bonus:

- $10,000 paid for each Super Marquee client on signed contract (target 5 accounts with no cap)
- Super Marquee defined as $300,000 in annualized revenue. Bonus will be adjusted at end of contract based on actual billings.

Commission:

- Commissions will be paid quarterly based on billed revenues using the following schedule and applied to the scale below.



-------------------------------------------------------------------------------------------------------------
         Quarter 1                   Quarter 2                  Quarter 3                  Quarter 4
    Target - C$619,500         Target - C$1,173,000       Target - C$2,203,500       Target - C$3,684,000
-------------------------------------------------------------------------------------------------------------
   Quarter          YTD        Quarter         YTD        Quarter         YTD        Quarter         YTD
-------------------------------------------------------------------------------------------------------------
   $5,000            NA        $5,000        $5,000       $7,500        $7,500       $10,000       $10,000
-------------------------------------------------------------------------------------------------------------

Scale:

The following scale will be applied against bonus for annual corporate targets (EBITDA and revenue) and commissions paid on quarterly revenue targets.

Revenue Targets


       If % Plan Attainment:            75%      to    100%   to     125%    4:1 Up & Down
       Then % Incentive Plan            0%       to    100%   to     200%

EBITDA (Loss) Target


       If % Plan Attainment:            0%       to    100%   to     125%    2:1 Down (Smaller Loss)
       Then % Incentive Plan            3000%    to    100%   to       0%    4:1 Up (greater loss)

       (0% plan attainment means break even)